REAL PROPERTY PURCHASE AGREEMENT

901 CIVIC CENTER DRIVE

SANTA ANA, CALIFORNIA

SELLER:

SANTA ANA ARTS IV, INC.,

a California corporation

BUYER:

TRIPLE NET PROPERTIES, LLC,

a Virginia limited liability company

Dated as of March 27, 2006

1.	PURCHASE AND SALE 1

2.	PURCHASE PRICE 2

3.	PAYMENT OF PURCHASE PRICE 2

	3.1,	Deposit 2

	3.2.	Closing Payment 2

	3.3.	LIQUIDATED DAMAGES; DISPOSITION OF DEPOSIT 2

	3.4.	Remedies for Seller Default 3

	3.5,	Discharge of Existing Liens 3

4.	TITLE 4

	4.1.	Title 4

	4.2.	Title Contingency 4

5.	“AS IS” SALE 5

6.	CLOSING 5

	6.1.	Escrow 6

	6.2.	Conditions to Closing; Delivery to Parties 7

	6.3.	Closing Costs 7

	6.4.	Prorations 7

7,	DESTRUCTION/CONDEMNATION OF PROPERTY I0

8.	REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS 11

	8.1.	Representations and Warranties of Seller 11

	8.2.	Representations and Warranties of Buyer 13

	8.3.	Certain Interim Covenants of Seller 14

9.	INDEMNIFICATION OBLIGATIONS 14

	9.1.	Indemnification by Seller 14

	9.2.	Indemnification by Buyer 14

	9.3.	Generally, 15

10.	CONDITIONS TO CLOSING 15

	10.1.	Seller’s Conditions to Closing 15

	10.2,	Buyer’s Conditions to Closing 16

11.	ENVIRONMENTAL AGREEMENT 16

12.	MISCELLANEOUS 17

12.1. Brokerage Issues	17
12.2. Limitation of Liability	18
12.3. Successors and Assigns	18
12.4. Notices	19
12.5. Legal Costs	20
12.6. Further Instruments	20
12.7. Natural Hazard Disclosure Requirement Compliance,,	20
12.8. Matters of Construction	20

12,9, Waiver of Trial by Jury 23"A” “B” “C” “D”
“E”
“F”
“G”
“H”

“I”

“J”
“K”
“L”

“M”

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12.10. Press Releases,	23
12.11, Counterparts	23
12.12. Time of the Essence	23
12.13. SEC Rule 3-14 Post-Closing Cooperation	23

First

EXHIBITS : Mentioned In Section

DESCRIPTION OF THE LAND	Recital A
EXCLUDED PERSONAL PROPERTY	Recital C
[RESERVED]	N/A
FORM OF DEED	6.1.1
INTENTIONALLY OMITTED	N/A
FORM OF LEASE ASSIGNMENT AND ASSUMPTION	6.1.1
FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION	6.1.1
FORM OF CERTIFICATE OF `NON FOREIGN” STATUS	6.1,1
FORM OF NOTICE TO TENANTS	6.1,1
FORM OF CLOSING CERTIFICATE	6.1.1
EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES	8.1.5
RENT ROLLS	8.1.8
FORM OF SEC REPRESENTATION LETTER.	12.13

REAL PROPERTY.PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of March 27, 2006 (the “Effective Date”), by and between SANTA ANA ARTS IV, INC., a California corporation f/k/a American Pacific Secured File Storage, Inc., a California corporation (`Seller”) and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”).

RECITALS:

WHEREAS, Seller is the owner of an office building located at 901 Civic Center Drive, in the City of Santa Ana, County of Orange, State of California; and

WHEREAS, Buyer desires to purchase, and Seller is willing to sell, the Property (as defined below), on the terms and conditions documented in this Agreement.

NOW, THEREFORE, in consideration of the respective promises contained in this Agreement, Buyer and Seller agree as follows:

1. PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following (collectively, the “Property”):

A. That real property located at 90.1 Civic Center Drive, in the City of Santa Ana, County of Orange, State of California, as more particularly described in Exhibit “A”, together with, all and singular, the tenements, hereditaments, easements, rights of way and appurtenances belonging or appertaining to the same (the ‘Land”);

B. All improvements, structures and fixtures (the "Improvements”) now or on the “Closing Date” (as defined below) located upon the Land;

C. All tangible personal property (the “Personal Property”) to the extent owned by Seller now (except as may be used or disposed of by Seller in the ordinary course of business prior to the Closing Date) or as of the Closing Date, located on or about the Land, or Improvements or attached or appurtenant thereto or used in connection with the operation thereof, excluding only the items described in Exhibit “B”; and

D. All intangible property to the extent owned by Seller now (except as may be used or disposed of by Seller in the ordinary course of business prior to the Closing Date) or as of the Closing Date in connection with the Land, the Improvements or the Personal Property, including all leases, third party contracts and service agreements (including the Tenant Leases add the Service Contracts as defined below, and any and all guarantees of Tenant Leases) to the extent assumed by Buyer, building and trade names, business licenses, warranties (including those relating to the construction or fabrication), utility contracts, advertising materials exclusive to the Property (including any Web site owned by Seller and dedicated exclusively to the Property), plans and specifications, governmental approvals and development rights to the extent

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transferable without third party approval, related to the Land, the Improvements or the Personal Property or any part thereof (the `Intangible Property”).

2. PURCHASE PRICE. The purchase price for the Property shall be Fourteen Million Seven Hundred Thousand Dollars ($14,700,000.00) (the “Purchase Price”).

3. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid to Seller by Buyer as follows:

3.1. Deposit. As a condition to the effectiveness of this Agreement, North American Title Company, attention: Christine English (“Escrow Holder”) shall have received both the License Fee and the Deposit pursuant to, and as defined in, that certain agreement captioned “Access and Indemnification Agreement” between Seller and Buyer and dated March 24, 2006 (the “Access Agreement”), The Deposit shall be released by Escrow Holder to Owner pursuant to the provisions of the Access Agreement and (together with the License Fee) credited to the Purchase Price upon tlr Close of Escrow, If the Close of Escrow fails to occur for any reason other than a Refund Event (as defined below), then Seller shall be entitled to retain the License Fee and the Deposit as provided in Section 3.3. If the Closing does not occur as a result of a Refund Event, then Seller shall immediately return the License Fee and the Deposit to Buyer (without limiting any other rights or remedies of Buyer but subject to the limitation of Buyer’s Remedies as set forth in this Agreement). A “Refund Event” shall mean (a) a default by Seller following satisfaction, in all material respects, of all conditions precedent to Seller’s obligation to sell the Property to Buyer, or (b) the failure to satisfy the conditions to Buyer’s performance under this Agreement as set forth in Sections 3.5, 4.2, 10.2.1 and 10.2.2, or (e) a casualty loss or taking that constitutes a “Material Event” pursuant to Section 7, below.

3.2, Closing Payment, The balance of the Purchase Price, as adjusted by the prorations and credits specified in this Agreement, shall be paid by wire transfer of immediately available federal funds to permit this transaction to close no later than April 24, 2006 (the “Closing Date” or “Close of Escrow‘). The amount to be paid under the first sentence of this Section3.2 is referred to in this Agreement as the “Closing Payment.” Time is of the essence, If Close of Escrow fails to occur on the scheduled Closing Date described in this Section, this Agreement and the Escrow shall automatically terminate, Buyer shall have no further right, title or interest in the Property, and, unless Escrow fails to occur as a result of a Refund Event, Seller shall have the right to retain the License Fee and the Deposit as liquidated damages pursuant to Section 3.3, below.

3.3, LIQUIDATED DAMAGES; DISPOSITION OF DEPOSIT. IF TIIE CLOSING DOES NOT OCCUR FOR ANY REASON OTHER THAN A REFUND EVENT, THE PARTIES ACKNOWLEDGE THAT, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO RETAIN THE LICENSE FEE AND THE DEPOSIT AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AND THE PARTIES SHALL DELIVER APPROPRIATE NOTICE TO ESCROW HOLDER TO CANCEL THE ESCROW

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MAINTAINED BY ESCROW HOLDER. SUCH LIQUIDATED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF APPLICABLE LAWS, IF THE CLOSING DOES NOT OCCUR AS A RESULT OF A REFUND EVENT, THEN THE LICENSE FEE AND THE DEPOSIT SHALL BE RETURNED IMMEDIATELY TO BUYER (IN ADDITION TO ANY OTHER. RIGHTS OR REMEDIES OF BUYER BUT SUBJECT TO THE LIMITATION OF BUYER’S REMEDIES AS SET FORTH IN THIS AGREEMENT), IN CONSIDERATION OF SELLER RECEIVING THE, LIQUIDATED DAMAGES, SELLER WILL BE DEEMED TO HAVE WAIVED ALL OF ITS CLAIMS AGAINST BUYER FOR DAMAGES, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 3.3, IF BUYER WR.ONGFULLY BRINGS AN ACTION AGAINST SELLER FOR AN ALLEGED DEFAULT BY SELLER OF ITS OBLIGATIONS UNDER THIS AGREEMENT, AND, IN CONNECTION WITH THAT WRONGFUL ACTION, RECORDS A LIS PENDENS OR OTHERWISE ENJOINS OR RESTRICTS SELLER’S ABILITY TO SELL OR TRANSFER THE PROPERTY (COLLECTIVELY, “BUYER’S ACTION”), SELLER SHALL NOT BE RESTRICTED BY THE PROVISIONS OP THIS SECTION 3.3 FROM SEEKING EXPUNGEMENT OR RELIEF ‘ FROM THAT LIS PENDENS, INJUNCTION OR OTHER RESTRAINT, ANDMAR-28-2006 TIDE 0443 PM Carilnu indusUes FAX NO, ?10,4399?2 P, 02/02

RECOVERING ACTUAL DAMAGES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH SELLER IS OTHERWISE ENTITLED UNDER APPLICABLE LAW AS A RESULT OF BUYER’S ACTION, AND THE AMOUNT OF ANY SUCH DAMAGES AWARDED TO SELLER SHALL NOT BE LIMITED TO THE LIQUIDATED DAMAGES SET FORTH HEREIN. FURTHERMORE, IN NO EVENT SHALL THIS SECTION 3,3 HAVE ANY APPLICATION TO OR LIMIT SELLER’S RIGHTS AGAINST BUYER OR BUYER’S RIGHTS AGAINST SELLER IN CONNECTION WITH ANY OF THE FOLLOWING: (1) SECTION I I (ENVIRONMENTAL AGREEMENT), (2) SECTION 9 (INDEMNIFICATION OBLIGATIONS), (3) SECTION I?,1 (BROKERAGE ISSUES), (4) SECTION 12.5 (LEGAL COSTS), OR (5) ANY MISREPRESENTATIONS BY BUYER.

/s/RH /s/MFH

SELLER’S INITIALS

BUYER’S INITIALS

3.4, Remedies for Seller Default, In the event of a default by Seller under this Agreement, the remedies of Buyer shall be limited to (i) termination of this Agreement, in which event Buyer shall be entitled to the return of the License Fee and the Deposit and recovery of actual out-of -pocket damages according to proof but in any event not to exceed One Hundred Thousand and No/100 Dollars ($1.00,000,00), nr (ii) an action for specific performance to enforce the terms and conditions of this Agreement and any and all other rights and remedies of Buyer arising from or in connection with a default by Seller are hereby waived, Buyer hereby acknowledging that its choice of remedies as set forth in this sentence are adequate.

/s/RH BUYER’S INITIALS	/s/MFH SELLER’S INITIALS

3.5. Discharge of Existing Liens. As a condition precedent to Buyer’s obligation to purchase the Property, Seller shall cause all mortgages, deeds of trust and monetary liens (including liens for delinquent taxes, mechanics’ liens and judgment liens) imposed or

I411)60112A ? j 34701.0070

permitted to be imposed on the Property (the “Existing Liens”) to be fully satisfied, released or discharged of record on or prior to the Closing Date so that the Property shall be conveyed free of the same as of the Closing Date. To satisfy the foregoing conditions, Seller shall pay any and all prepayment penalties or premiums and other costs or expenses, to release the Existing Liens. prior to the Closing Date. Buyer shall have no obligation to provide notice of disapproval of any Existing Liens, and a condition for Buyer’s benefit to Close of Escrow shall be Title Company’s issuance of the “Title Policy” (as defined below) without Existing Lie ns, However, Existing Liens shall not include any mechanics’, materialmen’s, design professionals’ or other liens caused by or through Buyer or any of Buyer’s employees, contractors, representatives, licenses, or invitees, and any such liens shall be either deemed approved title exceptions upon Close of Escrow or, if Buyer terminates this Agreement, shall immediately be removed from title at Buyer’s sole cost and. expense.

4, TITLE,

4.1, Title, In the event new title information is delivered to Buyer that (i) is not contained in the title documentation (including title reports, commitments and/or underlying documents referred to therein, or any surveys) delivered to Buyer during the “Inspection Period” (as defined in the Access Agreement) but excluding any survey or updated survey of the Property (collectively, the `Title Documents”), and (ii) is not the result of any acts or omissions of Buyer or any of Buyer’s employees, contractors, representatives, licenses, or invitees (collectively, a `New Title Matter”), Buyer shall, within five (5) business days of receipt of the New Title Matter, deliver to Seller written notice of any objection to such New Title Matter stating in reasonable detail the reason for the objection (a `New Title Objection Notice”), If Seller does not receive the New Title Objection Notice within the foregoing five (5) business day period, Buyer shall be deemed to have approved the New Title Matter(s). If Seller timely receives a New Title Objection Notice, Seller shall as of Close of Escrow remove or endorse over any New Title Matter(s) as an exception to the Title Policy subject to the following limitations (a “Seller’s Title Cure”): (i) with regard to any New Title Matter that is voluntarily placed on the Property by the Seller or any of its affiliates (including, by way of example, trust deeds, mortgage, deeds of trust, security instruments, easements or rights of way), Seller shall cause Title Company to remove any such New Title Matter as an exception to the Title Policy, and (ii) with regard to any New Title Matter that is involuntarily placed on the Property through the acts or omissions of Seller or any of its affiliates (including, by way of example, any mechanics’ liens or judgment liens), Seller shall cause Title Company to either remove any such New Title Matter as an exception to the Title Policy or to issue a separate endorsement(s), in a form and content reasonably acceptable to Buyer, to the Title Policy; provided, however, the costs to be incurred by Seller with regard to any such removal or endorsement(s) under preceding clauses (i) and (ii) (including, without limitation, the posting of any bonds or other security) shall not exceed an amount equal. to Two Hundred Fifty Thousand and No/100 Dollars ($250,000;00)x- f Seller elects not to proceed with a Seller Title Cure for a New Title Matter that would cost more than Two Hundred Fifty Thousand and No/100

Dollars ($250,000.00), then Buyer may elect to terminate Escrow and this Agreement, in which event Seller shall promptly return to Buyer both the License Fee and the Deposit.

4.2, Title Contingency,. A condition precedent to Buyer’s obligation to purchase the Property shall be the willingness of North American Title Company

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(“Title Company”) to issue to Buyer on the Closing Date with respect to the Property, an ALTA extended coverage owner’s policy of title insurance (the’ Title Policy”), or equivalent form acceptable to Buyer, in the face amount of the Purchase Price (allocated as set forth in Section2, above) and dated as of the Closing Date, indicating title to the Property is vested of record in Buyer, with the Title Policy being subject solely to the ‘Permitted Exceptions” (as defined below). As used herein, `Permitted Exceptions” means the following: (1) the lien of any real estate taxes and assessments for the ‘Current Tax Year” (as defined below) and subsequent periods, provided that the same are prorated in accordance with this Agreement; (2) such other matters set forth in the Title Documents, other than any of the following (collectively “Disapproved Exceptions”): (i) any Existing Liens, (ii) those matters which Seller may have elected in writing during the Inspection Period (as defined in the Access Agreement), to remove from title, Seller having no obligation to make such election, and (iii) New Title Matters subject to a Seller’s Title Cure, The issuance of the Title Policy shall be in lieu of any express or implied warranty of Seller concerning title to the Property. Buyer agrees that, in the event that it elects to proceed with the Close of Escrow, its only remedy for damages incurred by reason or any defect in title, subject only to. Section 3 A, shall be against the Title Company. Under no circumstances shall Buyer have the right to close Escrow, and thereafter proceed against Seller based on any title matter.

“AS IS” SALE. In accordance with paragraph 1 of the Access Agreement, and except as otherwise expressly set forth in this Agreement and except as provided in the documents to be delivered by Seller at Closing (but which representations and warranties as may be contained in such closing documents shall in any event be subject to the restrictions and limitations set forth in this Agreement), Buyer acknowledges that it has satisfied itself with regard to the feasibility of the Property for Buyer’s intended purposes, Buyer agrees that (a) except as set forth in Section 8,1 of this Agreement, the sale of the Property shall be concluded without warranties, representations or guarantees made by Seller; (b) the Property shall be purchased by Buyer on an “AS-IS” basis as to the physical condition of the Property and all components thereof and as to all other aspects affecting or which could affect all or any part of the Property; (c) all reports, studies, analyses, maps, drawings, materials and other documents are delivered by Seller to Buyer only as an accommodation to Buyer and not with the intent that these documents be relied on by Buyer, except to the extent that Seller have independently confirmed in writing to Buyer the validity or completeness of those documents and the information contained in them or made representations and warranties in this. Agreement with respect to same; and (d) Buyer’s decision to purchase the Property shall be based only on the investigation, study and analysis of all aspects of the Property as made by Buyer and/or Buyer’s agents, employees, representatives and/or independent contractors (collectively, “Buyer’s Investigation”) and the representations, warranties and covenants made by Seller herein, It is expressly understood by Buyer and Seller that all statements and representations made by the Brokers (as defined in Section 12,1, below) and any and all of Seller’s agents, employees and/or independent contractors, other than the representations and warranties contained in Seetion8.1, below, and in paragraph 3 of the Access Agreement, (i) are intended by Buyer and Seller to be made only as an accommodation to Buyer and Buyer’s Investigation and not in lieu of Buyer’s Investigation, and (ii) are not to be relied and acted on by Buyer.

6. CLOSING. The closing (“Closing” or “Close of Escrow’) of the sale and purchase herein provided shall be consummated through the mail with all deliveries required

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hereunder being made to Escrow Holder on or before 2:00 p.m. Pacific Standard Time on the Closing Date.

6,1. Escrow. On or before 2:00 p.m. Pacific Standard Time on the Closing Date, the parties shall deliver to Escrow Holder the following:

6.1.1. By Seller, Seller shall deliver or cause to be delivered (a) a duly executed and acknowledged original grant deed covering the Land, and all related Improvements, in the form of Exhibit “D” (the geed”); (b) four (4) duly executed and acknowledged counterpart originals of the assignment and assumption covering the Tenant Leases and any security deposits thereunder, substantially in the form of Exhibit ''F” (the “Lease Assignment and Assumption”); (e) four (4) duly executed and acknowledged counterpart originals of the bill of sale, assignment and assumption covering the Personal Property and Intangible Property, in the form of Exhibit “G” (the “Bill of Sale, Assignment and Assumption”); (d) a certificate of Seller respecting the non foreign status of Seller in the form of Exhibit “II” (the “FIRPTA Certificates”); (e) duly executed counterpart originals of a notice to each tenant of the Property in the form of Exhibit (collectively, the “Notices to Tenants “); (f) a notice of sale and assignment, in a form reasonably acceptable to Buyer, to each provider under the Service Contracts, if any, which Buyer has expressly elected to assume during the Inspection Period pursuant to the Access Agreement; (g) evidence reasonably satisfactory to Title Company that all necessary authorizations of the transaction provided herein has been obtained by Seller, such other documents and instruments, payments,. indemnities, releases and agreements as may be reasonably required by Title Company and shall perform such other acts as Title Company shall reasonably require in order to issue the Title Policy, and such other instruments as may be reasonably requested by Title Company in order to consummate the transaction contemplated hereby and issue the Title Policy; (h) releases or requests for reconveyances on Title Company’s standard forms executed by the beneficiaries (collectively, “Releases”) of the Existing Liens. satisfactory to Title Company; (i) to the extent not previously delivered to Buyer and within the possession or control of Seller or its affiliates, originals of all items within the Due Diligence Package (as defined in the Access Agreement) (including originals of all Tenant Leases, Service Contracts and Permits [as defined in subsection 12,8,13(0,. below], and copies of all correspondence. and billing files and records related to the Tenant Leases and the Service Contracts); (j). a closing statement to the extent approved by Seller dated as of the Closing Date and duly executed by Seller, setting forth, among other things, all payments to and from Escrow in connection with the purchase and sale of the Property (the “Closing Statement”); (k) to the extent Seller holds any letter of credit or a negotiable instrument pursuant to any Tenant Lease, the original of such letter of credit or instrument together with any documentation required to effect the transfer of such instruments to Buyer upon Closing; and (1) a certificate (the “Closing Certificate”), dated as of the Closing Date and duly executed by Seller, in the form of Exhibit “J”; representing to Buyer that the representations and warranties of Seller set forth in Section 8,1, below, are true and correct without exception as. of the Closing Date as if made on and as of the Closing Date (or, specifying in reasonable detail such exceptions, if any, which then exist, provided that Seller shall not intentionally or negligently take any action or omit to take any action, which action or omission would result in any such exception).

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6.1.2. By Buyer, Buyer shall deliver (a) the Closing Payment by wire transfer of immediately available federal funds; (b) four (4) duly executed and acknowledged counterpart originals of the Lease Assignment and Assumption; (c) four (4) duly executed and acknowledged counterpart originals of the Bill of Sale, Assignment and Assumption; and (d) evidence reasonably satisfactory to Title Company that all necessary authorizations of the transaction provided herein have been obtained by Buyer, and such other documents and instruments as may be reasonably requested by Title Company in order to consummate the transaction contemplated hereby and issue the Title Policy, evidence reasonably satisfactory to Title Company of all necessary authorizations of the transaction.

6,2. Conditions to Closing; Delivery to Parties, Before Close of Escrow, Seller and Buyer shall execute and deliver to Escrow Holder closing escrow instructions (the “Closing Instructions “) in keeping with the terms of this Agreement, Seller shall use its commercially reasonable best efforts to deliver to Buyer and Escrow Holder the information required for prorations contemplated pursuant to Section 6,4, below, at least five (5) business days before the scheduled Close of Escrow. Upon the satisfaction of the conditions set forth in Section 10, below, then Escrow Holder shall deliver the items described in Section6.1, above, and take all other actions authorized by the Closing Instructions.

6,3, Closing Costs. Buyer shall pay (1) fifty percent (50%) of all costs and expenses of the escrow arrangements; (2) the cost of all endorsements relating to the Title Policy, including the cost of obtaining any extended coverage; (3) the cost for an updated survey of the Property; (4) fifty percent (50%) of all recording costs related to the Deed; and (5) the cost of any of its examinations and inspections and audits of the Property, including the cost of any of its appraisals, environmental, physical and financial audits, if applicable, all costs associated with any financing to be obtained by Buyer, Seller shall pay (a) all documentary transfer taxes payable in connection with the recordation of the Deed; (b) fifty percent (50%) of the cost of the escrow arrangements; (c) the premium applicable to the CLTA portion of Title Policy; (d) fifty percent (50%) of all recording costs related to the Deed; and (e) the recording fees for the Releases or for the release of other matters constituting Disapproved Exceptions, All other closing costs not specifically allocated herein shall be paid by the parties as is customary in the county in which the Property is located, Seller and Buyer shall” each pay their respective (i) legal fees and expenses, (ii) share of prorations (as provided below), and (iii) cost of all opinions, certificates, instruments, documents and papers required to be delivered, or caused to be delivered, by it hereunder and the cost of all its performances under this Agreement.

6.4, Prorations.

6.4.1. Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date:

(a) All real estate taxes and assessments on the Property payable in respect to the current fiscal year of the applicable taxing authority in which the Closing Date occurs (the `Current Tax Year”). Such real estate taxes and assessments shall be prorated on a per diem basis based upon the number of days in the Current Tax Year before the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Buyer). Seller shall be responsible for

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real estate taxes and assessments on the Property payable in respect to periods before the Current Tax Year. Upon the Closing Date and subject to the adjustment provided for above, Buyer shall be responsible for real estate taxes and assessments on the Property payable in respect to the Current Tax Year and all periods after the Current Tax Year,

(b) All rentals and other tenant charges and reimbursements received in respect or allocable to the month in which the Closing Date occurs (the “Current Month”). Buyer and Seller acknowledge that rent from certain governmental tenants of the Property (collectively, the “Arrears Tenants”) is paid in arrears. Such rentals and other tenant charges and “Additional Rents” (as defined below) for Tenant Leases, other than with respect to the Arrears Tenants, for the Current Month which have been received as of the Closing Date shall be prorated on a per diem basis based upon the number of days in the Current Month prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Month on and after the Closing Date (which shall be allocated to Buyer). For Tenant Leases with the Arrears Tenants, all rent, other tenant charges and Additional Rent shall be prorated on a per diem basis based upon the number of days in the Current Month such that an amount equal to all rent due from an Arrears Tenant as the Closing Date shall be paid by Buyer to Seller in addition to the Purchase Price, and all amounts due from and after the Closing Date shall be allocated to Buyer, All rentals and other tenant charges and Additional Rents received by Buyer from a tenant after the Closing Date shall be applied first to collection costs and then to the most recently accrued obligation of such tenant, For other than Arrears Tenants, after application as set forth above, Buyer shall promptly remit to Seller that portion of rentals and other tenant charges and Additional Rents received after the Closing Date attributable to periods prior to the Current Month; and if attributable to the Current Month, Seller’s share thereof in. accordance with the proration set forth above, For a period of ninety (90) days after the Closing Date, Buyer shall use its commercially reasonable efforts to collect all rents which are delinquent as of the Closing Date with no obligation to commerce litigation to collect such rents. Neither Seller nor any assignee or other affiliated party of Seller shall institute an action against any tenant for delinquent rentals and other tenant charges and Additional Rents attributable to periods before the Current Month prior to the later of ninety (90) days after the Closing Date and five (5) business days after it gives Buyer written notice of such demand or action (and in no event shall Seller be entitled to take any action against a tenant which would result in a termination of any Tenant Lease or the tenant’s right of occupancy thereunder). Tenants of the Property may be obligated to pay, as additional rent, certain percentage rent, escalations in base rent and pass-throughs of operating and similar expenses pursuant to the terms of the Tenant Leases (collectively, “Additional Rents”), As to any Additional Rents that are based on estimates and that are subject to adjustment or reconciliation pursuant to the Tenant Leases after the Closing Date, Seller and Buyer shall “reprorate” such Additional Rents (including any portions thereof that may be required to be refunded to tenants) at the time that such estimates are actually adjusted or reconciled pursuant to the terms of such Tenant Leases, Any amounts that may be due Seller as a result of such re prorations shall be paid by Buyer to Seller promptly after Buyer collects such amounts from the tenants, and any amounts that may be due the tenants from Seller as a result of such reprorations shall be paid by Seller to Buyer promptly after written request therefor is delivered to Seller by Buyer. Notwithstanding anything to the contrary herein, Additional Rents representing tenant reimbursements for real estate taxes and assessments shall be prorated as follows; Seller shall be entitled to all such reimbursements payable prior to the Closing Date, and Buyer shall be entitled to all such reimbursements payable on or after the

X10060024,1). 34701,0079

Closing Date; provided that (1) if such reimbursements are payable on a monthly, quarterly or annual basis, then the reimbursement payable in the month, quarter or year, respectively, in which the Closing Date occurs shall be prorated based upon the number of days in such month, quarter or year that are prior to the Closing Date (as to Seller) and the number of days in such month, quarter or year that are on or after the Closing Date (as to Buyer), and (2) any adjustment (with respect to such a reimbursement) payable after the Closing Date shall be allocated in the same manner as the reimbursement itself.?

(e) All operating expenses (including all charges under Service

Contracts and agreements assumed by Buyer under the Bill of Sale, Assignment and Assumption), As to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the `Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Buyer), and assuming that all charges are incurred uniformly during the Current Billing Period. Any amounts which have been prepaid to Seller by a service provider or other contract party shall be prorated between Buyer and Seller. Seller shall provide Buyer with a credit for the amount of such prepayment which is attributable to the term of such Service Contract which has not expired, If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills,

6.4.2. Security Deposits; Prepaid Rents; Tenant Inducements. Prepaid

rentals and other tenant charges and Additional Rents for periods after the Current Month, and any security deposits (including any portion thereof which may be designated as prepaid rent) received by Seller under Tenant Leases shall be credited against the Purchase Price, In addition, in the event that as of the Closing Date there shall exist any rebate, rental concession, credit, setoff or rent reduction under or with respect to any Tenant Lease which is a liquidated amount and due and owing as of the Closing Date (collectively, Tenant Concessions “), then the prorations in favor of Buyer hereunder shall include an amount equal to the aggregate amount of such Tenant Concessions, and all Tenant Concessions due and owing on or after the Closing Date shall be the responsibility of Buyer,

6.4.3. Leasing Costs. Unpaid “Leasing Costs” (as defined below), which are due as of the Closing Date for any Tenant Lease or amendment, cancellation, extension or renewal of any Tenant Lease in effect as of the Closing Date shall be credited against the Purchase Price, The term “Leasing Costs” shall mean only the following;

(a) brokerage commissions and fees due and payable as of the Closing Date with respect to any Tenant Lease, including any brokerage commissions and fees due and unpaid as of the Closing Date for any renewal ,tension or expansion of or under any Tenant Lease (with the foregoing unpaid Leasing Costs expressly excluding any brokerage commission or fee based on any renewal, extension or expansion exercised after the Closing Date, whether or not the tenant had the right to exercise any such right before the Closing Date), (b) the amount of any tenant improvement allowance that was to have been paid under any Tenant Lease as of the Closing Date but was not paid as of the Closing Date, (c) legal fees of Seller’s counsel for services in connection with the preparation of documents and other services rendered before Close of

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Escrow in connection with the effectuation of a Tenant Lease, and (d) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under any Tenant Lease to the landlord under another lease (whether or not such other lease covers space in the Property [i.e., lease takeover obligations]) pursuant to a separate agreement between such tenant and a Seller where such payment was due and unpaid as of the Closing Date, Notwithstanding the foregoing, Buyer shall assume all costs, expenses and liabilities in connection with the Sheriff’s Lease (as defined in the Access Agreement).

6.4.4. Calculation, The prorations and payments shall be made on the basis of a written statement approved by Buyer and Seller. Subject to the remaining provisions of this Section 6.4.4, in the event any prorations or apportionments made under this Section6.4,4 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information as of the Closing Date shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available, as more particularly set forth below. Subject. to the following provisions regarding audits of Additional Rent under Tenant Leases, any re proration shall be made, if at all, within ninety (90) days after the Closing Date (except with respect to taxes and assessments and Additional Rents, in which case such re-proration shall be made within thirty (30) days after the information necessary to perform such re-proration is available, but in no event after March 31, 2007). With regard to any audits of Additional Rents pursuant to Tenant Leases occurring after March3l, 2007, Buyer shall be exclusively responsible for the reimbursements determined under such audits regardless of whether the amounts determined owing accrued before or after Close of Escrow. With regard to any audits of Additional Rents pursuant to Tenant Leases occurring on or before March3l, 2007, (i) Seller shall be exclusively responsible for the reimbursements for pre-closing amounts determined owing pursuant to such audits, provided Seller receives reasonable prior written notice of such audits, Buyer provides Seller access to all documentation in Buyer’s but not Seller’s possession necessary to defend any such audit, and Seller has the opportunity to fully participate with Buyer in such audit, and (ii) Buyer shall be exclusively responsible for the reimbursements for post-closing amounts determined pursuant to such audits.

6,4.5, Items Not Prorated. Seller and Buyer agree that (a) none of the insurance policies relating to the Property will be assigned to Buyer (and Seller shall pay any cancellation fees resulting from the termination of such policies) and Buyer shall responsible for arranging for its own insurance as of the Closing Date; (b) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date to the extent reasonably feasible; (c) as a condition to Buyer’s obligation to proceed to Close of Escrow, the Property will not be subject to any Existing Liens; and (d) Buyer shall assume no employment agreements or arrangements, or any obligations with respect thereto, with any of Seller’s employees or other employees of Seller or Seller’s affiliates performing services at the Property. Accordingly, there will be no prorations fdrinsurance, utilities, debt service or payroll,. Notwithstanding the foregoing, in the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in subsection 6.4,1(c), above.

7, DESTRUCTION/CONDEMNATION OF PROPERTY. In the event that all or any portion of the Land or Improvements is damaged or destroyed by any casualty or is the subject of a taking or condemnation under the provisions of eminent domain law after the

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Effective Date but prior to the Closing Date, Seller shall have no obligation to repair or replace any damage or destruction caused by the foregoing, but the following shall apply at the Closing: (1) in the event of a casualty, Buyer shall receive a credit against the Purchase Price at Closing for the reasonably estimated remaining cost to restore the Property to its condition immediately prior to such casualty; and (2) in the event of a taking, Seller shall assign to Buyer its rights to any condemnation proceeds resulting from such taking. Notwithstanding the foregoing, if such casualty or taking is a Material Event, then Buyer, at its option, may terminate this Agreement by written notice to Seller on or before the Closing Date, and upon such termination, the License Fee and Deposit shall be returned to Buyer, and the parties shall have no further liability or obligation hereunder. As used in this Section, a “Material Event” means any of the following: (a) a casualty resulting in damage or destruction to the Property if the cost to restore the Property to its condition immediately prior to such casualty is reasonably estimated to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) or if such casualty, regardless of the estimated cost of repair, results in the United States Government terminating its lease dated May 12, 2003 (the “FBI Lease’); or (b) a taking or condemnation which would impede access to the Property, reduce available parking below that required by Laws or any Business Agreement, result in the termination of the FBI Lease, or result in a condemnation award reasonably estimated to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00),

8, REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS.

8.1. Representations and Warranties of Seller. Seller hereby represents and warrants the following to Buyer:

8.1.1. Formation; Authority. Seller is a partnership, corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the State of its formation and duly authorized and qualified to do all things required of it under this Agreement. Seller has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and nothing prohibits or restricts the right or ability of Seller to close the transactions contemplated hereunder and carry out the terms hereof,

8.1.2. Due Execution; Enforceability, This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are duly authorized, executed and delivered by and are binding upon Seller.

8.1.3. Consents; No Conflict. Seller has obtained all consents and permissions related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, or Laws. Neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, affecting or relating to Seller or the Property.

8.1.4. No Bankruptcy or Dissolution No “Bankruptcy/Dissolution Event” (as defined below) has occurred with respect to (a) Seller; or (b) any general partner or managing member of Seller (if Seller is a partnership or limited liability company, respectively).

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8.1.5. Improvements. Except as disclosed in Exhibit “K.”, to the best of Seller’s knowledge, Seller has received no written notice from. any governmental or quasi- .
governmental entity that any of the followings statements are untrue: (a) the Improvements have been constructed in substantial accordance with all “Laws”, Permits” and `Business Agreements” (each as defined in Section 12.8.13, below); (b) all Permits have been obtained, are in full force and effect and are free from violation; and (c) the Property and the operation and use thereof complies with applicable Laws,

8.1.6, Default, Except as disclosed in Exhibit “K”, Seller has received no written notice of any default from any existing tenants of any Property in respect of any of its obligations or liabilities pertaining to the Property,

8,1.7. Due Diligence Package. To the best of Seller’s knowledge, the documents contained in the Due Diligence Package are all the documents in the possession of Seller, other than the Excluded Documents (as defined in the Access Agreement), containing information material to the ownership and operation of the Properties,

8.1.8. Tenant Leases. To the best of Seller’s knowledge, Exhibit “L” contains full, true and correct rent rolls and lease summaries (the “Rent Rolls “) for the Property as of the date hereof, which sets forth all leases, assignments, subleases, amendments, modifications, agreements or understandings (whether written or oral) with any and all tenants, concessionaires or licensees of the Property. As used herein, ‘Tenant Leases” means the leases and other documents or agreements described in the Rent Rolls and such additional leases of the Property made with the consent of Buyer. To the best. of Seller’s knowledge, except as disclosed in Exhibit “K” or in any estoppel certificate delivered to Buyer pursuant to this Agreement or otherwise, each Tenant Lease is in full force and effect. Seller has delivered to Buyer complete copies of all Tenant Leases to the extent in Seller’s possession.

8.1.9. Litigation; Condemnation Except as disclosed in Exhibit “K”, to the best of Seller’s knowledge, there are no actions, suits or proceedings pending or threatened, before or by any judicial, administrative or union body, any arbiter or any governmental authority, against or affecting Seller or the Property (or any portion thereof). Except as disclosed In Exhibit “K”; to the best knowledge of Seller, there is no existing, proposed or contemplated eminent domain or similar proceeding which would affect the Land or Improvements in any way whatsoever.

8.1.10. Environmental Conditions, Except as disclosed in Exhibit “K’, to the best of Seller’s knowledge, Seller has received no written notice that it or the Property is in violation of any Law governing the use, manufacture or disposal of `Hazardous Materials” (as defined below), which has not been cured. To the best of Seller’s knowledge, except as disclosed in Exhibit “K’°,or in the environmental reports delivered to Buyer as part of the Due Diligence Package, there are no Hazardous Materials installed or stored in or otherwise‘ existing at, on, in or under the Property in violation of applicable Laws.

8.1,11. Notices; Requests, Except as disclosed in Exhibit “K”, to the best of Seller’s knowledge, Seller has not received any written notice that any government agency or any employee or official thereof considers the construction of the Property or the

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operation or use of the same to have failed to comply with any Law, or that any investigation has been commenced or is contemplated respecting any such possible failure of compliance.

8.1,12. Existing Agreements. All material service and equipment leasing contracts (the “Service Contracts”) with respect to or affecting the Property are listed and described in Exhibit “M”.

“To the best of Seller’s knowledge”, “to the best knowledge of Seller"

or similar language shall mean the actual, current knowledge of Michael F. Harrah without undertaking or the duty to undertake any independent investigation or inquiry, In the event any representation or warranties of Seller are not true as of Close of Escrow or in the event Seller has not performed any obligation on Seller’s part to be performed under this Agreement as of Close of Escrow (each, a “Seller Breach”), and Buyer nevertheless elects to close Escrow with the knowledge of any such Seller Breach, any rights or claims of Buyer against. Seller arising from or in connection with such Seller Breach shall be forever deemed waived. Further, Buyer shall have no right to bring any claim or cause of action based on any Seller Breach that is unknown to Buyer at Close of Escrow and of which Buyer later becomes aware if a claim or cause of action thereon is not duly filed and served within six (6) months following Close of Escrow. In connection with the foregoing, Buyer hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon Buyer by virtue of the provisions of Section1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICI-I THE CREDITOR. DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

8.2. Representations and Warranties of Buyer. Buyer hereby represents and warrants the following to Seller:

8,2.1. Formation; Authority. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Virginia and duly authorized and qualified to do all things required of it under this Agreement, Buyer has all requisite limited liability company power and authority to execute and deliver, and to perform all of its obligations under, this Agreement and nothing prohibits or restricts the right or ability of Buyer to close the transactions contemplated hereunder and carry out the terms hereof.

8.2.2. Due Execution:, Enforceability, This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused, to be executed by Buyer are duly authorized, executed and delivered by and are binding upon Buyer,

8.2.3, Consents; No Conflict. Buyer has obtained all consents and permissions related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, or Laws, Neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or

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contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, affecting or relating to buyer.

8.2.4. No Bankruptcy/Dissolution Event, No Bankruptcy/Dissolution Event has occurred with respect to Buyer or any managing member of Buyer.

8.3. Certain Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement:

8.3.1, Seller shall maintain, the Property in substantially the. same manner as prior hereto pursuant to its normal course of business,

8.3,2. During Escrow, Seller shall not enter into any new Tenant Leases nor shall Seller amend or modify any existing Tenant Leases without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and which shall he deemed given if not withheld within three (3) business days following delivery of the written request therefor, Additionally, during Escrow, Seller shall (i) deliver to Buyer any newly received correspondence from existing tenants and any newly received notices or other newly received documentation that would be material to Buyer’s decision whether or not to purchase the Property, and (it) continue to use its commercially reasonable diligent efforts to procure any Estoppel Certificates to the extent not procured as of the expiration of the Inspection Period (as those terms are defined in the Access Agreement), Further, during Escrow, Seller shall not enter into any Business Agreement, other than a Business Agreement that is terminable on or prior to the Closing Date without substantial fee or penalty. Seller, at its sole cost and expense, shall terminate as of the Closing Date all service contracts.

83.3. Seller shall maintain its existing insurance policies for the Property through the Closing Date,

9, INDEMNIFICATION OBLIGATIONS,, If the-Closing occurs, then the parties shall have the following respective indemnification obligations:

9.1. Indemnification by Seller. Seller shall protect, defend, indemnify and hold Buyer and the Property harmless from and against: (a) any Claim arising before the Closing Date under any Tenant Lease, Service Contract, or other Business Agreement, which Claim is based solely on facts inconsistent with the representations or warranties given under Section 8.1, above; (b) any third party Claim based on a risk insured by Seller before Closing and which is based on facts or circumstances occurring during Seller’s ownership of the Property; and (c) any Claim that results solely from any breach or default by Seller under this Agreement, The foregoing indemnification obligations shall be subject to the provisions of Section 8.1.

9.2. Indemnification by Buyer. Buyer shall protect, defend, indemnify and hold Seller harmless from and against: (a) any Claim in any way related to the Property and first arising or accruing on or after the Closing Date, including any Claim first arising or accruing on or after the Closing Date under any Tenant Lease, Permitted Exception or Service Contract

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assumed by Buyer under the Bill of Sale, Assignment and Assumption , and otherwise arising from or in connection with Buyer’s ownership or operation of the Properties following Close of Escrow (except to the extent such Claim results solely on facts inconsistent with the representations and warranties of Seller set forth in Section8,1, above); and (b) any Claim that results from any breach or default by Buyer under this Agreement.

9.3. Generally. The indemnification obligations under this Agreement shall be subject to the following provisions:

9,3,1. The party seeking indemnification (“Indemnitee’) shall notify the other party (“Indemnitor”) of any Claim against Indemnitee within fifteen(15) days after it has notice of such Claim, but failure, to notify Indemnitor shall.. in no case prejudice the rights of Indemnitee under this Agreement unless Indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should Indemnitor fail to discharge or undertake to defend Indemnitee against such liability (with counsel approved by Indemnitee), within ten(10) days after Indemnitee gives Indemnitor written notice of the same, then Indemnitee may settle such Claim, and Indemnitor’s liability to Indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and. expenses, including attorneys’ fees, incurred by Indemnitee in effecting such settlement. Indemnitee shall have the right to employ its own counsel in any such ease, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (a) the employment of such counsel shall have been authorized in writing by Indemnitor in connection with the defense of such action, (b) Indemnitor shall not have employed counsel to direct the defense of such action, or (c) Indemnitee shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to Indemnitor (in which case Indemnitor shall not have the right to direct the defense of such action or of Indemnitee), in any of which events such fees and expenses shall be borne by Indemnitor.

9.3.2. The indemnification obligations and liabilities under this Agreement shall be limited by the provisions of Section 12.2, below.

9.3.3. The Seller’s indemnification obligations shall survive for a period of twelve (12) months following Close of Escrow. To the extent any Claim by Buyer is not made within such twelve (12)-month period pursuant to subsection9.3, above, such Claim shall be deemed waived.

10. CONDITIONS TO CLOSING,

10.1. Seller’s Conditions to Closing. Seller’s obligations to proceed to the Close of Escrow and sell the Property are conditioned on the following:

-4’0,1.1, Performance by Buyer, The due performance by Buyer of each and every undertaking and agreement to be performed by it hereunder in all material respects (including the delivery to Seller of the items specified to be delivered by Buyer in Section 6.1.2, above) and the truth of each representation and warranty made by Buyer in this Agreement in all material respects at the time as of which the same is made and as of the Closing Date as if made on and as of the Closing Date to the extent set forth in Seller’s Closing Certificate.

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10.1.2. No Bankruptcy or Dissolution. That at no time on or before the Closing Date shall any Bankruptcy/Dissolution Event have occurred with respect to Buyer, and if Buyer is a partnership, any general partners of Buyer.

10,2, Buyer’s Conditions to Closing. Buyer’s obligations to proceed to the Close of Escrow and purchase the Property are conditioned on the following:

10.2.1, Performance by Seller. The due performance by Seller of each and every undertaking and agreement to be performed by it hereunder in all material respects (including the delivery to Buyer of the items specified to be delivered by Seller in Section 6.1.1, above), and the truth of each representation and warranty made by Seller in this Agreement in all material respects at the time as of which the same is made and as. of the Closing Date as if made on and as of the Closing Date, Without limitation on the foregoing, as a condition to closing, there shall be no defaults or exceptions noted in the Closing Certificate.

10,2.2.. No Bankruptcy or Dissolution That at no time on or before the Closing Date shall a Bankruptcy/Dissolution Event have occurred with respect to Seller or any of the general partners of Seller.

10.2.3. Buyer shall have received Estoppel Certificates from the United

States Government, Qualify America, Inc. and One Nationwide Mutual Insurance Co., and any other tenant leasing more than four thousand (4,000) square feet of space as of Close of Escrow (each, a “Major Tenant”).

10.2.4. As of the Close of Escrow, no Major Tenant shall be in bankruptcy.

11. ENVIRONMENTAL AGREEM ENT.

11.1. Except as expressly set forth in Section8.1,10, above, Seller makes no representations or warranties, expressed or implied, with respect to the environmental condition of the Property or the surrounding property (including without limitation all facilities, improvements, structures and equipment thereon and soil and groundwater thereunder), compliance with any federal, state or local environmental, health or safety statutes, laws or regulations. Except as expressly set forth in Section9, above, Seller makes no indemnifications, expressed or implied, for any costs, claims or liabilities arising out of or related to the presence, discharge, treatment, recycling, storage, use, transportation, generation, disposal, migration or release on, in, under, from or about the Property (including without limitation all facilities, improvements, structures and equipment thereon and soil and groundwater thereunder) of any Hazardous Material,

11.2. ,>bject only to Seller’s express representations set forth in Sectipn8.1, above, and Seller’s indemnification obligations set forth in Section9, above, Buyer hereby waives, releases and discharges the Seller and each constituent shareholder, officer, director, partner or member of Seller, and their respective successors (collectively, the “Indemnified Parties”) and assigns from any and all environmental suits, causes of action, legal or administrative proceedings, liabilities, claims, damages, losses, costs and expenses of whatever kind, known or unknown, including any action under Comprehensive Environmental Response,

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Compensation, and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended (“CERCLA”) and the provisions of California Health & Safety Code Section25100 et seq., as amended, which Buyer had, has or may have, based upon the presence, discharge, treatment, recycling, use, migration, storage, generation, release, disposal or transportation to or from the Property of any Hazardous Material or the environmental condition of the Property (including, without limitation, all facilities, improvements, structures and equipment thereon and soil and groundwater thereunder). Buyer hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known, disclosed or foreseeable, and Buyer hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon Buyer by virtue of the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICII IF KNOWN BY IIIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR,”

Buyer warrants that it is familiar with, has read, understands, and has consulted legal counsel of its choosing with respect to California Civil Code Section 1542 and Buyer realizes and acknowledges that factual matters now unknown to it may have given, or may hereinafter give, rise to actions, legal or administrative proceedings, claims, demands, debts, controversies, damages, costs, losses,, liabilities and expenses which are presently unknown, unanticipated and unsuspected and Buyer further agrees, represents and warrants that the provisions of this Section 11 have been negotiated and agreed upon in light of that realization and that, subject to Sections 8 and 9, above, Buyer nevertheless hereby intends to release, discharge and acquit the Indemnified Parties from any such unknown causes of action, legal or administrative proceedings, claims, demands, debts, controversies, damages, costs, losses, Iiabilities and expenses which are in any way related to this Agreement or the Property.

Buyer’s obligations under this Section 11 shall survive the Close of Escrow, 12. MISCELLANEOUS.

12.1. Brokerage Issues. Seller has been represented by Volt Commercial Brokerage (“Veit”), and Buyer has been represented by Grubb & Ellis and Triple Net Properties Realty, Inc. in connection with this transaction. Seller shall pay Voit a commission for this transaction based on a separate agreement between Veit and Seller, and, upon Close of Escrow only, Seller shall pay Triple Net Properties Realty, Inc. a separate commission in the amount of Three Hundred Thousand and No/10p Dollars ($300,000.00). The term `Brokers” as }used in this Agreement shall collectively mean Volt, Grubb & Ellis, and Triple Net Properties Realty, Inc. Voit has represented to Seller that it shall pay a portion of Seller’s commission payment to Grubb & Ellis pursuant to a separate agreement between Voit and Grubb & Ellis, Seller shall have no obligation to pay any sums separately to Grubb & Ellis, Seller represents and warrants to Buyer that, other than Volt, no broker or finder has been engaged by it in connection with the transaction contemplated by this Agreement, and Seller shall indemnify,

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protect, defend and hold Buyer harmless from and against any Claims for a broker’s commission or finder’s fee, other than with respect to Grubb & Ellis and Triple Net Realty, Inc., to the extent based upon any statement or agreement alleged to have been made by Seller. Buyer represents and warrants to Seller that, other than Grubb & Ellis and Triple Net Realty, Inc., no broker or finder has been engaged by it in connection with the transaction contemplated by this Agreement, and Buyer shall indemnify, protect, defend and hold Seller harmless from and against any Claims for a broker’s commission or finder’s fee, other than with respect to Voit, to the extent based upon any statement or agreement alleged to have been made by Buyer, Under no circumstances shall any of the Brokers or any other broker or finder be a third party beneficiary under this Agreement, the Escrow or the Access Agreement.

12.2. Limitation of Liability. No present or future partner, tt member, director, officer, shareholder, employee, advisor, affiliate or agent of or in Buyer or Seller or any affiliate of Buyer or Seller (including Michael F. Harrah and Caribou Industries, Inc..) shall have any personal liability, directly or indirectly, under or in connection with this Agreement, the Access Agreement, or any agreement made or entered into under or in connection with the provisions of this Agreement or the Access Agreement, or any amendment or. amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller, Buyer, and their respective successors and assigns and, without limitation, all other persons and entities, shall look solely to the Buyer’s or Seller’s, as applicable, assets for the payment of any Claim or for any performance, and Seller and Buyer hereby waive any and all such personal liability. For purposes of this subsection 12.2, no negative capital account or any contribution or payment obligation of any partner or member in Buyer or Seller shall constitute an asset of Buyer or Seller, as applicable, In addition, neither Buyer, Seller, nor any of their respective successors or assigns intend to assume any personal liability, directly or indirectly, under or in. connection with any Business Agreement to which the Property is now or hereafter subject, and no such assumption shall be implied. The limitations of liability contained in this Section are in addition to, and not in limitation of, any limitation on liability applicable to Buyer and Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

12.3. Successors and Assigns. Except as contemplated pursuant to Section 12,8,12, below, Seller may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Buyer (in which event such transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder), No consent given by Buyer to any transfer or assignment of Seller’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Seller’s rights or obligations hereunder. Buyer may not assign or transfer its rights or obligations under this Agreement prior to the Closing Date without the prior written consent of Seller (which Seller agrees not to unreasonably withhold), However, Buyer shall have the right to assign this Agreement and the Escrow to an entity controlled by Buyer or its principals (a “Buyer Affliate”) without obtaining the prior written consent of Seller, provided, however, (i) no such assignment shall be effective unless Buyer provides Seller with written notice of such intended assignment to a Buyer Affiliate no later than three (3) business days prior to the scheduled Closing Date, and (ii) Buyer concurrently provides reasonable supporting documentation that such intended assignee qualifies as a Buyer Affiliate pursuant to this Section. Additionally, no later than three (3) business days before the scheduled Closing Date, Buyer shall have the right to designate up to thirty-five (35) designees to take title to the

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Property as grantees, assignees and transferees subject to all terms and conditions of this Agreement and the respective conveyancing documents, No assignment or vestee designation by Buyer, whether or not to a Buyer Affiliate, shall relieve Buyer of its obligations under this Agreement or the Access Agreement, No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties. Upon any such assignment or vestee designation by Buyer or any successor, assign, or designee of Buyer, the assignor’s liabilities and obligations hereunder or under any instruments, documents or agreements made pursuant hereto shall be binding upon any assignee or designee; provided, however, that such assignee or designee shall have the benefit of any limitations of such liabilities and obligations applicable to either the assignor, assignee, or designee provided by law or by the terms hereof or such instruments, documents or agreements,To Buyer:

With Copy To:

To Seller:

12.4. Notices. Any notice which a party is required or may-desire to give the other shall be in writing and shall be sent only by personal delivery, by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), or by facsimile, provided that in the event of a facsimile notice, a hard copy of such notice is provided by mail as set forth above, in any event addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given at least five (5) days in advance):

Triple Net Properties, LLC
4 Hutton Center Drive, Suite 700 South Coast Metro, California 92707
Attention: Mr. Brendan Considine
Office (Gen,): (714) 667-8252 Facsimile: (714) 667-0611

Hirschler Fleischer
701 East Byrd Street
Richmond, Virginia
Attention: Joseph J. McQuade, Esq. Office (Gen.): (804) 771-9502 Facsimile: (804) 644-0957

Santa Ana Arts IV, inc.
12.00 N. Main Street, Suite 900 Santa Ana, California 92701 Attention: Mr. Michael F. Harrah

Office (Gen.): (714) 543-9484 Telecopier: (714) 543-9972

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Garrett DeFrenza Stiepel LLPWith Copy To:

To Escrow Holder:

695 Town Center Drive, Suite 500 Costa Mesa, California 92626 Attention: Henry R. Stiepel, Esq. Office (Gen): (714) 384-4300 Telecopier: (714) 384-4320

North American Title Company 505 S. Main Street, Suite 101 Orange, California 92868
Attention: Ms. Christine English Office: (714) 550-6546

Facsimile: (714) 550-6411

Any notice shall be deemed effective upon delivery (whether accepted or refused). All notices that are required or permitted to be given by either party to the other under this Agreement may be given by such party or its legal counsel, who are hereby authorized to do so on the party’s behalf.

12.5. Legal Costs, In the event any action be instituted by a party to enforce this Agreement, the prevailing party in such action (as determined by the court, agency or other authority before which such suit or proceeding is commenced), shall be entitled to such reasonable attorneys’ fees, costs and expenses as may be fixed by the decision maker. The foregoing includes, but is not limited to, reasonable attorneys’ fees, expenses and costs of investigation incurred in (1) appellate proceedings; (2) in any post judgment proceedings to collect or enforce the judgment; (3) establishing the right to indemnification; and (4) any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Section 101 et seq.), or any successor statutes.

12.6, Further Instruments. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary of proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

12.7. Natural Hazard Disclosure Requirement Compliance. Buyer acknowledges having received the Commercial Natural Hazard Disclosure Report for the Property, dated March 6, 2006, prepared by JCP (Order No. 20060306000056),

12,8, Matters of Construction

12.8.1. Incorporation of Exhibits. All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in (and shall be deemed to be a part of) this Agreement.

12.8.2, Entire Agreement, This Agreement, together with the Access Agreement and the Escrow Agreement, contains the entire agreement between the parties

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respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters except the Access Agreement and the Escrow Agreement.

12.8.3. Time of the Essence, Subject to subsection 12.8.4, below, time is of the essence of this Agreement,

12.8.4. Non Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a iron business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday or federal or California holiday.

12.8.5, Severability, If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law,

12.8.6. Interpretation Words used in the singular shall include the plural, and vice versa, and any gender shall be deemed to include the other, Whenever the words “including,” “include” or “includes” are used in this Agreement, they should be interpreted in a non-exclusive manner. The captions and headings of the Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement, Each party acknowledges and agrees that this Agreement (a) has been reviewed by it and its counsel; (b) is the product of negotiations between the parties, and (c) shall not be deemed prepared or drafted by any one party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of the Agreement is to not to be resolved against Seller or Buyer, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.

12.8,7, No Waiver. Any party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party (except that if a party proceeds to Closing, notwithstanding the failure of a condition to its obligation to close, then such condition shall be deemed waived by the Closing), No such waiver shall reduce the rights or remedies of a party by reason of any breach by the other party hereunder, Waiver by one party of the performance of any covenant, condition or promise of the other party shall not invalidate this Agreement, nor shall it be deemed to be a waiver by such party of the performance of any other covenant, condition or promise by such other party (whether preceding or succeeding and whether or not of the same or similar nature). No failure or delay by one party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by such party while the other party continues to be so in default,

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12.8.8. Consents and Approvals,, Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder may be given or withheld in the absolute discretion of such party.

12.8.9. Governing Law, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO CONFLICTS OF LAW).

12.8.10. Third Party Beneficiaries, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party (express or implied), and no third party (including, without limitation, any brokers) shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement,

12.8,11, Amendments, This Agreement may be amended by written agreement of amendment executed by all parties, but not otherwise.

12.8.12. 1031 Exchange,, Buyer acknowledges that Seller may effect an exchange of any or all of the Properties that may qualify for nonrecognition treatment in accordance with Section 1031 of the Internal Revenue Code, Buyer agrees to cooperate with Seller in connection with the exchange, provided, however, (a) Buyer shall incur no liability in connection with an exchange; (b) Buyer shall not be required to take title to any property with respect to the exchange; (c) Seller shall be solely responsible for any and all costs associated with the exchange including, without limitation, (i) costs to prepare the necessary agreements, escrow instructions and other documents relating to the exchange; (ii) escrow costs, broker’s commissions, title charges, recording costs or other charges relating to the exchange; and

(iii) attorneys’ fees and other costs incurred by Seller and/or Buyer relating to the exchange; and
(d) the Close of Escrow shall not be contingent upon the exchange, and the exchange shall not in any way delay the Close of Escrow.

12.8.13. Certain} Definitions.. As used in this Agreement,, the following terms (whether or not initially capitalized herein) shall have the following meanings:

a) "Bankruptcy/Dissolution Event" means the occurrence of any of the following: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; (e) an assignment for the benefit of creditors; (d) an attachment, execution or other judicial seizure of a substantial property interest; (e) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (f) a dissolution or liquidation, death or ineapacity.

b) “Business Agreement” means any equipment lease, rental agreement, loan agreement, mortgage, easement, covenant, restriction or other agreement or instrument at any time or times affecting all or a portion of the Property,

c) “Claim” means any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss,

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damage, cost or expense (including any judgment, award, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim [including appellate proceedings], and any collection costs or enforcement costs).

d) “Hazardous Material” means any hazardous; toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of1980 (42 U.S.C. Section 9601 et seq,), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other Laws, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, of any substance which contains gasoline,-diesel fuel ar other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or radon gas, urea formaldehyde, asbestos or lead.

e) “Laws ” means all federal, state and local laws, moratoria, ordinances, rules, regulations, standards, orders, zoning conditions and other governmental requirements (including those relating to the environment, health and safety, or handicapped persons) applicable to the Property.

f) “Permits” means all permits, licenses, approvals, entitlements and other governmental authorizations (including certificates of occupancy) required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Property.

12.9. Waiver of Trial by Jury. The parties hereby irrevocably waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement, In the event of litigation, this Agreement may be filed as a written consent to a trial by the court,

12.10. Press Releases, Any press release issued with respect to the transactions contemplated by this Agreement shall be subject to the prior approval of Buyer.

12.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument, with the same effect as if all of the parties to this Agreement had executed the same counterpart.

12.12, Time of the Essence. Time is of the essence with respect to the Close of Escrow in particular and with respect to each party’s performance of its respective obligations in

laF;4. ,. f

general.

12.13, SEC Rule 3-14 Post-Closing Cooperation Subject to the terms and conditions of this Section 12,13, Seller shall use its good faith efforts to provide Buyer such information as reasonably necessary for Buyer to comply with Rule 210.3-14 of SEC Regulation S-X (“Rule 3-14’) together with the representation letter in the form of attached Exhibit “M” (the “Representation Letter”), provided (i) Buyer shall deliver to Seller detailed

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written notice of Buyer’s request for such information no less than forty-five (45) days before the date such information is required, and in no event shall such notice be delivered later than twelve (12) months following Close of Escrow, (ii) no information shall be required if Rule 3-14 compliance can be reasonably achieved utilizing information available from the Due Diligence Package or as was otherwise obtained by Buyer during the Inspection Period (as such terms are defined in the Access Agreement), (iii) Buyer shall pay in advance all costs and expenses estimated by Seller to compile the information requested by Seller for Rule 3-14 compliance, which amount shall be paid to Seller within ten (10) business days following demand therefor (and, to the extent Seller’s final costs exceeds such estimate, the difference shall be paid within ten (10) business days following delivery of an invoice therefor), (iv) no information or documentation shall be required if the source material is not in Seller’s possession or control, (v) as a covenant that shall survive the Close of Escrow, Buyer shall indemnify, defend and hold Seller and the Indemnified Parties harmless from and against (y) any and all claims, liabilities, causes of action, damages, judgments, losses, costs and expenses (including-attorneys’ fees and court costs) arising from or in connection with allegations of noncompliance with Rule 3-14, including, without limitation, from the SIC, Provided Buyer has complied with the provisions of clauses (i) through (iv) of the immediately preceding sentence and Seller has used its good faith efforts to provide the required documentation, Seller shall have no further obligations or liabilities to Buyer pursuant to this Section or otherwise in connection with Rule. 3-14, including with regard to the completeness or accuracy of any information or documentation delivered, and (z) any and all claims, liabilities, causes of action, damages, judgments, losses, costs and expenses to the extent incurred by Seller arising from or in connection with any allegation by the auditor or any person or entity claiming by or through the auditor that any information provided by Seller to the auditor pursuant to the Representation Letter is false or misleading (provided, for purposes of Buyer’s obligations under this clause (z), Buyer’s obligations shall arise upon Seller prevailing in any such action or proceeding),

[SIGNATURES ON FOLLOWING PAGE]

110060024.11 34701,0079

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written,

SELLER:	SANTA ANA ARTS IV, INC.,
a California corporation

/s/ Michael F. Harrah

	By:	Michael F. Harrah, President

BUYER: TRIPLE NET PROPERTIES, LLC,

a Virginia limited liability company

By: /s/ Richard Hutton
Name: RICHARD HUTTON
Title: CHIEF INVESTMENT OFFICER

By:
Name:
Title:

{10060024.1)

REAL PROPERTY PURCHASE AGREEMENT(10060024,1) 34701,0079

901 CIVIC. CENTER DRIVE SANTA ANA, CALIFORNIA

EXHIBIT LIST

Exhibit “A” Exhibit “B” Exhibit “C” Exhibit “D” Exhibit “E” Exhibit “F” Exhibit “G” Exhibit “H” Exhibit “I” Exhibit “J” Exhibit “K” Exhibit “L” Exhibit “M”

DESCRIPTION OF THE LAND
EXCLUDED PERSONAL. PROPERTY
[RESERVED]. . .
FORM OF DEED
INTENTIONALLY OMITTED
FORM OF LEASE ASSIGNMENT AND ASSUMPTION
FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION FORM OF CERTIFICATE OF “NON FOREIGN” STATUS FORM OF NOTICE TO TENANTS
FORM OF CLOSING CERTIFICATE
EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES RENT ROLLS

FORM OF SEC REPRESENTATION LETTER

Exhibit “A”
DESCRIPTION OF THE LANDExhibit A

PARCEL 1, IN THE CITY OF SANTA ANA, COUNTY OF ORANGE, STATE CALIFORNIA, AS SHOWN ON A MAP FILED IN BOOK 183 PAGES 9 TO 11, INCLUSIVE OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDEER OF ORANGE COUNTY, CALIFORNIA,

EXCEPT ALL OIL, GAS, HYDROCARBON SUBSTANCES AND MINERALS OF EVERY KIND AND CHARACTER, TOGETHER WITH THE RIGHT TO DRILL INTO, THROUGH AND TO USE AND OCCUPY ALL PARTS OF SAID PROPERTY LYING MORE THAN 500 FEET BELOW THE SURFACE THEREOF FOR ANY PURPOSES INCIDENTAL TO THE EXPLORATION FOR AND PRODUCTION OF OIL, GAS, HYDROCARBON SUBSTANCES OR MINERAL FROM SAID PROPRETY OR OTHER LANDS, WITHOUT, HOWEVER, ANY RIGHT TO USE EITHER THE SURFACE OF SAID PROPERTY OR ANY PORTION OF SAID PROPERTY WITHIN 500 FEET OF THE SURFACE FOR ANY PURPOSE OR PURPOSES WHATSOEVER AS RESERVED BY THE COMMUNITY REDEVELOPMENT AGENCY OF THE. CITY OF SANTA ANA IN A DEED RECORDED OCTOBER 3, 1983 AS INSTRUMENT NO, 83-435155, OF OFFICIAL RECORDS.